UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007 (January 4, 2007)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 4, 2007, Dividend Capital Total Realty Trust Inc. (the “Company”) deposited a non-refundable amount of $500,000 into an escrow account in connection with an intended acquisition of a retail property (the “Bandera Road Marketplace”) located in San Antonio, Texas, as described further below. The escrow account has been established pursuant to a purchase agreement entered into by and between a wholly-owned subsidiary of the Company formed solely to acquire Bandera Road Marketplace and Principal Life Insurance Company, the seller.

There is no assurance that the Company will able to purchase Bandera Road Marketplace on the terms set forth herein or at all.

Property	Year Built	Total Appoximate Acquisition Cost (1), (2)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (3)	Estimated Closing Date (4)
Bandera Road Marketplace	1990	$29,850,000	160,223	100%	H-E-B Grocery Company, Office Depot Inc.	January 16, 2007

(1)          The Total Approximate Acquisition Cost is intended to be funded as follows: (i) an equity contribution from the Company using proceeds from the Company’s public equity offering and available cash and (ii) debt financing to be obtained by the Company, the terms of which have not yet been determined.

(2)          Total Approximate Acquisition Cost includes a purchase price of $29,600,000, plus additional transfer taxes, due diligence and closing costs. The Total Approximate Acquisition Cost does not include an estimated acquisition fee to be paid by the Company (pursuant to the terms of an advisory agreement described in the Company’s prospectus) to Dividend Capital Total Advisors LLC (the Company’s advisor) in the amount of approximately $592,000.

(3)          Major tenants are defined as tenants that occupy 10% or more of the property’s net rental area.

(4)          Estimated closing date for the purchase of Bandera Road Marketplace.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: January 9, 2007	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer